Exhibit 99.1

Promising Data from Phase 1 Trial with ADP-A2AFP in Liver Cancer at the International Liver Congress
Confirm Safety Profile and Demonstrate Potential Benefit for Patients

PHILADELPHIA, Pa. and OXFORDSHIRE, UK., August 28, 2020 — Adaptimmune Therapeutics plc (“Adaptimmune”)(Nasdaq: ADAP), a leader in cell therapy to treat cancer, presented data from its Phase 1 trial with SPEAR T-cells targeting AFP at the virtual International Liver Congress (ILC). One patient out of four dosed with 5 billion or more cells had a complete response, which was reported previously. The data also demonstrate an acceptable safety profile in patients with hepatocellular carcinoma (HCC).

“A complete response in a patient with advanced liver cancer, and the anti-tumor activity we have reported in other patients with an acceptable safety profile, to date, further support the continued investigation of ADP-A2AFP,” said Elliot Norry, Adaptimmune’s Chief Medical Officer. “We remain encouraged by the potential of this therapy and we are fully committed to developing ADP-A2AFP for people with HCC. We have reported results for four patients at doses of 5 billion cells or more and we are looking forward to sharing more data as we continue to treat patients in the expansion phase of the trial. Further, we continue to review our translational findings and are evaluating ways to improve the therapy, if necessary.”

Dr. Bruno Sangro of Clinica Universidad de Navarra presented data from Cohort 3 and the expansion phase of the ADP-A2AFP Phase 1 trial during an oral presentation at ILC. Tim Meyer of University College London presented additional data from Cohorts 1 and 2 during a poster presentation. A video is available on Adaptimmune’s website (https://youtu.be/qAHamb3Yi8Y) of Elliot Norry, and Mark Dudley, SVP of Early Stage Development, discussing these data. The oral presentation and poster presentation are available online through the congress web site.

Topline data from ILC 1

•	One patient had a complete response and also demonstrated a sustained reduction in serum AFP. This patient experienced disease progression, having developed new lesions at Week 32

•	Overall, nine patients have been treated as of the data cutoff, of those

-	Four patients have been treated with ~5 billion or more transduced cells (three in Cohort 3 and one in the expansion phase): 1 patient with the complete response, 1 with stable disease (SD), and 2 had progressive disease (PD)

-	Five patients were previously treated in the first two dose cohorts with doses of 100 million and 1 billion transduced cells, respectively, and all patients had best responses of SD

•	ADP-A2AFP SPEAR T-cells were associated with an acceptable safety profile with no evidence of significant T-cell related hepatotoxicity and no protocol-defined dose limiting toxicities

•	Evidence of dose-dependent persistence of ADP-A2AFP SPEAR T-cells post-infusion

•	Further translational evaluation is ongoing to understand indicators of response

1All data summarized are for patients with HCC with a data cut-off of July 6, 2020. Data from non-HCC patients to be presented at a future congress

Overview of Trial Design

•	This is a Phase 1, open-label, dose escalation clinical trial designed to evaluate the safety and anti-tumor activity of ADP-A2AFP in patients with HCC or other AFP-expressing tumors who are not amenable to transplant, resection, or loco-regional therapy, and who failed or were intolerant to or refused standard-of-care treatment

•	Dose escalation is complete, and this trial is enrolling in the expansion phase intended to treat up to 25 patients with doses up to 10 billion cells

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for people with cancer. The Company’s unique SPEAR® (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the SEC on August 6, 2020, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Media Relations:

Sébastien Desprez — VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — Senior Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com

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